EXECUTION VERSION

MASTER SERVICE AGREEMENT

This Master Service Agreement (this “Agreement”), dated as of October 9, 2009 (the “Effective Date”), is by and between deltathree, Inc., a Delaware corporation (“D3”), and Ojo Service LLC, a Pennsylvania limited liability company (“OJO”; and together with D3, the “Parties”).

Recitals:

WHEREAS, D3 is a provider of Voice over Internet Protocol (“VoIP”) telephony and video services;

WHEREAS, OJO is interested in purchasing the VoIP telephony and video services from D3; and

WHEREAS, the Parties wish to enter into this Agreement to provide the terms and conditions pursuant to which D3 shall provide to OJO, and OJO shall purchase from D3, the VoIP telephony and video services.

NOW, THEREFORE, in consideration of the foregoing recitals and the conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.      Scope of Agreement. Subject to the terms and conditions of this Agreement, D3 shall provide the Services as described and in conformance with the Statement of Work attached as Appendix A to this Agreement and any additional Statements of Work that may be attached to and incorporated into this Agreement by the Parties from time to time during the Term (each, a “Statement of Work”).  In the event of any inconsistency or conflict between a term contained in this Agreement and a term contained in any Statement of Work, the term contained in such Statement of Work shall govern as to such Statement of Work.  The Parties acknowledge that each Statement of Work may be subject to revision as mutually agreed by the Parties in order to better reflect the intent of this Agreement and to address any issues or concerns that arise during the course of the implementation and launch of the Solution, or otherwise during the Term.  Either Party may request changes or additions to the terms and conditions of this Agreement or any Statement of Work, by submitting such request to the other Party in writing.  Following the submission of any such request, the Parties shall, in good faith, attempt to negotiate an appropriate amendment to this Agreement or the applicable Statement of Work.  Requested changes or additions shall be incorporated into this Agreement or the applicable Statement of Work only upon the express written agreement of the Parties as to the terms and conditions thereof.

2.      Definitions. As used in this Agreement, the Appendices hereto or any Statement of Work, the following words and phrases shall have the following meanings:

“Affiliate” means, with respect to either Party, any other person, entity or enterprise that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person, entity or enterprise; provided that, (a) with respect to D3, the following entities shall not be considered Affiliates: WorldGate Communications, Inc. and its direct or indirect subsidiaries (including OJO) and (b) with respect to OJO, the following entities shall not be considered Affiliates: D3 and its direct or indirect subsidiaries.

“Bankruptcy Code” means Chapter 7 or Chapter 11 of the United States bankruptcy code (Title 11 of the United States Code).

“Claim” means any actions, suits, claims, demands, debts, complaints, sums of money, reckonings, covenants, contracts (whether oral or written, express or implied from any source), agreements, warranties, controversies, promises, judgments, extents, executions, variances, trespasses, liabilities or obligations of any kind whatsoever, in Law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) asserted, commenced or threatened against a Party or any of its Representatives.

“Confidential Information” means (a) any and all information concerning either Party or its Representatives which has been or is, in the future, furnished by such Party (the “Provider”) or any of its Representatives to the other Party (the “Recipient”) or any of its Representatives, orally or in writing (whatever the form or storage medium), including, without limitation, information concerning its subsidiaries, Representatives, businesses, operations, markets, products, product specifications, designs, documentation (including internal control and process documentation) technical data, trade secrets, processes, computer programs (in object or source code form), know-how, research and development, financial condition, results of operations, projections, strategies, marketing information, contracts, customers, employees and prospects, including, with respect to OJO, any OJO Property, and (b) any and all notes, analyses, compilations, studies or other documents prepared by the Recipient or any of its Representatives containing or reflecting any Confidential Information described in clause (a). The term “Confidential Information” does not include information which the Recipient demonstrates: (i) was or becomes generally available to or known by the public (other than as a result of a disclosure directly or indirectly by the Recipient or any of its Representatives who received such information pursuant to this Agreement or any Statement of Work); or (ii) was or becomes available to the Recipient or any of its Representatives on a non-confidential basis, prior to its disclosure to the Recipient by the Provider or its Representatives; provided that the source of such information is not otherwise known by the Recipient after reasonable investigation to be bound by a confidentiality agreement with the Provider or any of its Representatives, or to be under a contractual, legal, fiduciary or other obligation to the Provider or any of its Representatives not to transmit the information to the Recipient.

“Control” (including the correlative terms “Controls”, “Controlled by”, and “under common Control with”) means, with respect to any person, entity or enterprise, the power, directly or indirectly, either to (i) vote a majority of the voting shares or other voting interests in such person, entity or enterprise for the election of directors or other governing body of such person, entity or enterprise or (ii) direct or cause the direction of the management and policies of such person, entity or enterprise, whether through the ownership of voting securities, by contract or otherwise.

“CPE” means a hardware device to be used in connection with the Services contemplated by the Solution, whether via traditional audio-only telephony or via video communication (i.e., videophone technology).

“D3 Certified CPE” means (a) the Linksys PAP2T and Linksys SPA2102 and (b) any other CPE certified by D3 during the Term.

“Data Security Breach” means the unintentional loss of Personal Data, the inadvertent disclosure of Personal Data, or the unauthorized access to or unlawful or unauthorized processing or transfer of Personal Data or any other type of information security breach, loss or corruption involving Personal Data.

“Documentation” means any operation instructions, technical manuals, user manuals, system-administrator manuals, training materials, installation instructions, installation software, specifications and all other written materials in hard copy or electronic format, that are provided by D3 to OJO and that describe the functionality and proper installation and use of the Solution.

“FCC” means the United States Federal Communications Commission.

“Governmental Authority” means any federal, state, county, municipal, district or local government or government body, or any public administrative or regulatory agency, political subdivision, commission, court, board or body, or representative of any of the foregoing, foreign or domestic, of, or established by, any such government or government body that has authority in respect to a particular matter.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) Marks and rights in telephone numbers, including all goodwill associated therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and Confidential Information, (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Launch Date” means the date when OJO first makes the Solution commercially available to its Subscribers.

“Law” means any statute, law (including common law), constitution, treaty, charter, ordinance, code, rule, award, injunction, judgment, decree, order, ruling, subpoena or verdict, regulation and any other binding requirement or determination of any Governmental Authority.

“Liability” means all losses, injuries, damages, liabilities, indebtedness, obligations, deficiencies, demands, fines, penalties, judgments, liens and claims, and all related expenses, costs, charges and fees, including reasonable attorneys’ fees and disbursements, reasonable and necessary consultants’, computer forensic examination and other professional fees and disbursements, costs of investigation, litigation, collection, settlement, and judgment, and any taxes, interest and penalties with respect to any of the foregoing.

“Marks” means all trade names, trademarks, service names, service marks, logos, trade dress, slogans, insignia, corporate names, symbols, tags, legends and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith.

“New Release” means a release of the Solution which consists of a new version with substantial enhancements, added functionality, or new features typically denoted by a change to the number to the left of the first decimal point (e.g., a change from 2.x to 3.x).

“Personal Data” means any information supplied by OJO or a Subscriber that identifies, relates to, describes, or is capable of being associated with, a particular individual, including his or her name, signature, social security number, other identification number, physical characteristics or description, home or business address or location, email address, telephone number, passport number, driver's license or state identification card number, insurance policy number, education, employment, employment history, bank account number, credit card number, debit card number, union or trade association status, supervisor name, medical or health information, or any other sensitive information related thereto.

“Pricing Schedule” means the pricing schedule attached as Appendix B to this Agreement, which reflects D3’s charges to OJO for each aspect of the Solution and the professional fees and other amounts that may be charged to OJO (provided that all such charges, fees and other amounts may be revised as set forth in a Statement of Work).

“Processing” means any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure, or destruction.

“Representative” means, with respect to either Party, such Party’s Affiliates and its and their officers, directors, majority stockholders, members, partners, employees, partners, attorneys, accountants, consultants, contractors, agents, financial and other advisors, heirs, successors and assigns.

“Retail Subscribers” means persons who have been registered for the provision of the Services contemplated by the Solution and have an active account capable of utilizing the Services contemplated by the Solution in accordance with the terms of this Agreement or any Statement of Work.

“Services” means VoIP telephony and video services.

“SIP” means Session Initiation Protocol, a protocol that is used to manage telephony over internet protocol networks.

“Software” means the computer programs provided by D3 in connection with the Service, including all third party computer programs.

“Solution” means all Software, Documentation, Updates, CPEs, training, technology and materials used to provide D3’s Services to OJO under this Agreement or any Statement of Work, whether owned by D3 or a third party, that will enable OJO to deploy SIP-based Services, including providing (i) Services to Wholesale Subscribers (with the ability to white label any and all sign-up and member-center user interfaces for such Wholesale Subscribers and track (both individually and on an aggregate basis) the Retail Subscribers obtained by such Wholesale Subscriber) and (ii) Services to Retail Subscribers.

“Source Code” means the human readable form of the Software and any related materials, including flow charts, logic diagrams and listings, whether in machine or human readable form.

“Subscriber” means any Wholesale Subscriber or any Retail Subscriber.

“Technical and Organizational Security Measures” means measures aimed at protecting Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, in particular where the Processing involves the transmission of data over a network, and against all other unlawful forms of Processing.

“Tier 1” means agents that assist with all order entry, fulfillment, provisioning, billing, account maintenance, adjustments, cancellations and general isolation of issues to a CPE, the ISP or the network.

“Tier 2” means technicians that isolate issues to a CPE, the ISP or the network, but has a greater focus/experience level in resolving quality of service issues; in addition, Tier 2 technicians generally has tenure and experience, handles escalated situations, performs remote diagnostics, provides troubleshooting assistance and approves RMAs.

“Tier 3” means technicians in the network operations center which addresses network issues, such as patterns of call failures to a certain geographical area, patterns of call quality issues, patterns of customer inability to access network features, patterns of customer inability to access the member center, the call center’s inability to access the CSI, etc.  As a general rule, individual phone issues would not be handled by Tier 3.

“Transition Breach” means D3’s material breach of its transition obligations under this Agreement and any Statement of Work.

“Triggering Event” means, with respect to a Party or any of its direct or indirect subsidiaries, any of the following:

a.      the cessation of normal business operations or the cessation of providing the Solution to OJO in breach of this Agreement or any Statement of Work;

b.      the making of a general assignment for the benefit of creditors;

c.      institution of a proceeding under any state corporation or similar law for the purposes of dissolution;

d.      institution of a proceeding under any state insolvency or similar law for the purpose of its bankruptcy or liquidation;

e.      a voluntary filing of a petition for relief under the Bankruptcy Code;

f.      the filing of an involuntary petition in bankruptcy that is not dismissed within 60 calendar days after its filing;

g.      the admission in writing of a failure to generally pay its debts as such debts become due; or

h.      the occurrence of a Force Majeure event with respect to which D3 has failed to provide reasonably equivalent back-up or disaster recovery within ten (10) days.

“Updates” means any (i) New Releases, (ii) new versions or material, or (iii) updates, changes, enhancements or modifications to the Solution, in each case at such time as they are capable of being deployed by D3 without a service or functionality degradation or loss.

“Wholesale Subscriber” means any customer of OJO to which OJO sells the Solution on a wholesale basis to enable such customer to resell the Services contemplated by the Solution to Retail Subscribers.

3.     Licenses for Solution.

a.     License of Solution to OJO.  D3 hereby grants to OJO (i) a non-exclusive, worldwide, royalty free, fully paid-up license to use, copy, modify, distribute, display and sublicense with respect to all Documentation, CPEs, training and materials used to provide D3’s Services to OJO under this Agreement or any Statement of Work, whether owned by D3 or a third party, and (ii) a non-exclusive, worldwide, royalty free, fully paid-up license to use, distribute, display and sublicense with respect to Software, Updates or Technology, in each case, in order to provide the Solution to Subscribers (including for their use in connection with their use or resale of the Solution) and to administer, support, market and provide any services related to the Solution.  Notwithstanding the foregoing, OJO shall not be provided access to the Source Code and D3 does not grant any license to OJO with respect to copying or modifying the Software, Updates or Technology.

b.     Updates.  Upon prior written notice to OJO, D3 shall deliver to OJO and Subscribers any Updates.

c.     Features and Functionality Review.  At OJO’s request, but not more frequently than once every three months and simultaneously with the Pricing Review described in Section 6(e) below, D3 will meet telephonically with OJO to review the features and functionality of the Solution.  At such meetings, the Parties will evaluate the revisions or modifications to the Solution that may be necessary to maintain OJO’s competitive position within the market for the provision of the Services contemplated by the Solution.  Neither Party shall be obligated to implement or pay for any such revision or modification in the absence of a written amendment to this Agreement or the applicable Statement of Work setting forth the terms and conditions thereof.

4.     Rate Plans.  As specified in the applicable Statement of Work, the Parties will agree on the rate plans, with specific rates and other elements to be agreed upon by the Parties, that may be offered to Subscribers.  OJO shall identify to D3 in writing which rate plans it has selected no later than the date specified in the applicable Statement of Work.  Upon receipt of such notice from OJO, D3 shall implement the designated rate plans in accordance with the applicable Statement of Work.  Any delay in the delivery of such notice shall result in a delay of a like period in D3’s implementation of the designated rate plan.

5.     CPE.

a.     Supply of CPEs.  D3 has certified the D3 Certified CPEs and the Iris 3000-AU Video Phone on the D3 network.  D3 shall promptly provide OJO with any updates to the list of CPEs certified in connection with the Services contemplated by the Solution.  D3 will supply D3 Certified CPEs that have been purchased by OJO from D3 for sale to Subscribers according to the terms set forth in the applicable Statement of Work.  OJO may purchase D3 Certified CPEs from D3 or any other source.  OJO will be required to prepare, and D3 will be required to provide reasonable assistance in preparing, any user manuals, quick start guides and any necessary installation software that OJO wants to be provided to the Subscribers.  D3 agrees to use commercially reasonable efforts to work with OJO to ensure that the Iris 3000-US is available and integrated into the Solution within 30 days following the Effective Date.  D3 agrees to use commercially reasonable efforts to work with OJO to ensure that the Iris 4000 and other CPEs reasonably requested by OJO are available and integrated into the Solution within 90 days of a written request by OJO to D3.

b.     Fulfillment.  As more particularly defined in the applicable Statement of Work, D3 may be responsible for arranging for shipping certain CPEs to Subscribers and inserting any user manuals, quick start guides and installation software provided by OJO.  Unless otherwise specified, all such shipments shall be of new non-returned, non-refurbished CPEs made by a shipping method to be agreed to by the Parties, and shall be invoiced to OJO in accordance with the amounts set forth in the Pricing Schedule.

6.     Pricing.

a.     D3 Service Charges to OJO.  D3’s charges to OJO for the Solution are set forth in the Pricing Schedule.  D3 shall provide OJO with (i) at least 90 days’ prior written notice of any proposed price increases to any One-time Activation Fees, Monthly Per Subscriber Fees or Professional Fees included on the Pricing Schedule, (ii) at least 7 days’ prior written notice of any proposed price increases for national and international usage rates included on the Pricing Schedule and (iii) at least 45 days’ prior written notice of any price increases to any other item included on the Pricing Schedule.  Notwithstanding the foregoing, (A) D3 shall not increase any One-time Activation Fees, Monthly Per Subscriber Fees or Professional Fees on the Pricing Schedule without the prior written consent of OJO, (B) if D3 provided OJO with at least 7 days’ prior written notice of any proposed price increases for national and international usage rates, D3 shall be permitted to increase national and international usage rates on the Pricing Schedule following such 7 day notice period to an amount equal to 120% multiplied by the direct costs incurred by D3 with respect to such national and international usage rates and (C) if D3 provided OJO with at least 45 days’ prior written notice of any proposed price increases for any fees on the Pricing Schedule, other than One-time Activation Fees, Monthly Per Subscriber Fees, Professional Fees, national and international usage rates, D3 shall be permitted to increase such other fees on the Pricing Schedule following such 45 day notice period to an amount equal to 120% multiplied by the direct costs incurred by D3 with respect to the service underlying such fee.

b.     OJO Service Charges to Retail Subscribers.  As may be set forth and as more particularly defined in the applicable Statement of Work,

(i) D3 may be required to bill Retail Subscribers on behalf of OJO for such Retail Subscriber’s service charges as follows:  (A) monthly subscription fees shall be billed and collected (through a merchant account established and maintained by OJO in connection with the Solution) for the 30 days following the billing date and (B) non-recurring charges shall be billed and collected (through a merchant account established and maintained by OJO in connection with the Solution) (whether by actual charges to the Retail Subscriber or by debit against the credit balance of the Retail Subscriber maintained by OJO or D3, as applicable) at the time of purchase by the Retail Subscriber;

(ii) D3 may be required to notify OJO, pursuant to the reports contemplated by this Agreement and provided in the Solution, of the amounts that D3 will be charging OJO per month for each Retail Subscriber’s account (which will include a deduction for the pro-rated amounts to reflect the number of days within such month in which a Retail Subscriber’s account was not active for the entire month);

(iii) within five (5) days of the end of a Retail Subscriber’s billing cycle, D3 shall make available to such Retail Subscriber a detailed summary of charges incurred by the Retail Subscriber for such billing cycle; and

(iv) D3 may be required to facilitate the payment of all fees owed to OJO by Retail Subscribers as reasonably requested by OJO, with the resulting amounts being processed through a merchant account established and maintained by OJO in connection with the Solution.

c.     OJO Service Charges to Wholesale Subscribers.  As more particularly defined in the applicable Statement of Work, within seven (7) days after the end of each month, D3 shall provide OJO any information agreed to by the Parties with respect to the usage of services by each Wholesale Subscriber during the prior calendar month.

d.     Invoices.

(i)  D3 will invoice OJO on a monthly basis in U.S. dollars for all amounts due hereunder.  All payments hereunder shall be paid in U.S. dollars.  OJO shall pay D3 those fees and expenses set forth on such invoice in full (subject to paragraph (d)(ii) below) via wire transfer directly to a bank account or accounts designated by D3 or in such other manner mutually agreed upon by the parties within forty five (45) days of the date of the receipt of the invoice (the “Due Date”).  Any payments not received by the Due Date (other than with respect to any disputed amounts set forth in a disputed invoiced contemplated by Section 6(d)(ii)) may (at D3’s sole discretion) bear interest at a rate of one and one half percent (1.5%) per month (or the pro-rata portion thereof) or the maximum rate permitted by Law, whichever is less, until paid in full.  OJO shall reimburse D3 for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by D3 in collecting unpaid amounts from OJO after a Due Date. This provision will survive termination or expiration of this Agreement.

(ii)  Notwithstanding the foregoing, amounts equal to charges set forth on an invoice may be withheld by OJO if OJO provides D3 with written notice that an invoiced charge (whether or not previously paid) is the subject of a bona fide dispute (which such notice shall set forth the disputed charge and the reasons (in reasonable detail) why OJO disputes any such charge) within ninety (90) days of receipt of the invoice containing the disputed item; provided that, OJO shall remit the undisputed portion of the invoice pursuant to paragraph (d)(i) above; provided further that, OJO shall not be limited in disputing errors or inaccuracies in invoices that have been caused by D3’s negligence or willful misconduct.  D3, in its reasonable discretion, may request additional supporting documentation from OJO regarding such disputed invoice.  D3 and OJO will promptly address and attempt to resolve such dispute in good faith within thirty (30) days.

e.     Pricing Reviews.  D3 shall use commercially reasonable efforts to structure and provision the Services contemplated by the Solution so as to offer wholesale pricing generally equivalent to market standards.  At either Party’s request, each Party agrees to meet telephonically periodically with the other Party, but not more than once every three months, to review and compare D3’s pricing with market prices for services substantially similar to the Services contemplated by the Solution. The Parties shall negotiate any appropriate price reductions or increases in good faith.

7.     Branding.  Except as otherwise expressly set forth herein, the Solution will be identified solely by such brands, logos and other names as are designated in writing by OJO, as provided below.

a.     Designation by OJO.  OJO shall designate, pursuant to a written notice delivered to D3 by the date specified therefor in the applicable Statement of Work, the manner in which it requests D3 to implement the brand name designated by OJO in connection with the Solution.  Such written notification shall specify in reasonable detail the placement, application and usage guidelines related to such branding designations (e.g., OJO shall specify the manner in which it requests its branding designations to be applied to the graphic user interface, telephony user interface, manuals and other documentation, technical support line, Subscriber invoices, applicable websites and other individual components of the Solution), and shall include, where practical, electronic versions of such brand designations.

b.     Implementation by D3.  Upon receipt of such information as is reasonably necessary to implement OJO’s branding designations, D3 shall use its reasonable efforts using D3’s then-current style configurations to configure the Solution to satisfy OJO’s branding requirements provided in the written notification set forth in Section 7(a).  Any delay by OJO in the delivery of its branding designations to D3 shall result in a like extension of the date by which D3 is required to effect the implementation thereof, as set forth in the applicable Statement of Work.

8.     Technical Support.  D3 shall be responsible for all Tier 3 technical support for the Services contemplated by the Solution.  To facilitate such technical support, D3 shall maintain an on-line trouble ticket system from which Tier 2 support can refer non-critical support questions.  In addition, D3 shall maintain a toll-free number from which Tier 2 support can refer critical support questions.  D3 acknowledges and agrees that all costs incurred by D3 in providing technical support contemplated by this Agreement or any Statement of Work are included in the per subscriber charges contemplated by the Pricing Schedule and, therefore, D3 will not separately charge OJO or any Subscriber any amounts for technical support contemplated by this Agreement or any Statement of Work.  OJO shall have the right at any time, upon the delivery of thirty (30) days’ prior written notice, to assume responsibility for the provision of such technical support at its sole cost.

9.     D3 Operational Responsibilities.

a.     Operational Matters; Deliverables.  As more particularly defined in the applicable Statement of Work, (i) D3 will be responsible for configuring, implementing and hosting the Solution, and for creating certain related deliverables and (ii) D3 agrees to provide the following: the Order Sign-up Portal, Members Center Portal, provisioning, billing and collection, and any other services set forth in this Agreement or any Statement of Work.  In providing such services to OJO, D3 shall be solely responsible for procuring such support services and technology as it deems necessary or desirable in connection with its responsibilities under this Agreement and any Statement of Work.  As requested by OJO, D3 shall use its best efforts to promptly deliver (with automatic installation), to all applicable CPEs used by Subscribers, any new versions, updates, changes, enhancements or modifications to the Software contained on such CPE.

b.     Disaster Recovery.  As promptly as practicable following the Effective Date, D3 shall (to the extent it has not already done so) ensure that a remote, redundant facility with the capacity to provide disaster recovery in connection with the Solution has become operational in North America.

c.     Service Levels.  In connection with the Solution, D3 will provide the Service to OJO in accordance with the service levels and the terms and conditions set forth in the Service Level Agreement (“SLA”) attached as Appendix C to this Agreement and incorporated herein by reference.  If D3 fails to attain a specified service level, it shall issue OJO a service credit in connection therewith, as set forth in the SLA.  The Solution shall track all service levels set forth in the SLA.

10.   Legal & Regulatory Compliance.

a.     Compliance with Laws.

(i)   General.  Each Party shall comply with all applicable Laws in connection with the exercise of its rights and performance of its obligations under this Agreement and any Statement of Work.

(ii)  OJO’s Compliance Responsibilities.  OJO shall be responsible for complying with all applicable Laws related to its offering of the Solution to Subscribers under this Agreement and any Statement of Work, including but not limited to the procurement of permits or certificates and the Laws regarding E-911 emergency services and enhanced E-911 emergency services (“E-911 services”), provided that, D3 agrees that the Solution shall include all functionality required by Law to enable OJO to provide E-911 services to Subscribers required by Law.

(iii) D3 Compliance Responsibilities.  D3 shall procure all permits or certificates and make all filings with or reports to any applicable Government Authorities necessary to perform D3’s obligations under this Agreement and any Statement of Work.  D3 shall provide (to the extent relating to D3’s network or within D3’s possession or control, and not otherwise capable of being independently produced by OJO without under expense or effort) to OJO as part of the Solution the necessary services and, as reasonably requested and specified by OJO, certifications, documentation, information, data, reporting or tools to enable OJO to comply with all applicable Laws related to its offering of the Solution to Subscribers under this Agreement and any Statement of Work, including

(1)	the Laws regarding E-911 emergency services and enhanced E-911 emergency services;

(2)
that D3’s network complies with requirements to facilitate electronic intercepts and/or monitor and record/store voice conversation under applicable Law, including the Communications Assistance for Law Enforcement Act (CALEA);

(3)	the VoIP Disability Access Report and Order promulgated by the FCC requiring VoIP service providers to adhere to the FCC’s existing disability access rules;

(4)
the maintenance of records (which D3 shall provide to OJO on demand) of the accessibility efforts to comply with Section 265 of the Telecommunications Act of 1996 that can be presented to the FCC in the event that consumers with disabilities file complaints;

(5)
offering the use of the 711 dialing code for access to telecommunications relay services to permit persons with a hearing or speech disability to use the telephone system via a text telephone (TTY) or other device to call persons with or without such disabilities;

(6)	complying with local number portability requirements under applicable Law;

(7)
to the extent required by applicable Law, complying with the Red Flag Rules promulgated by the Federal Trade Commission to implement section 114 of the Fair and Accurate Credit Transactions Act, including the adoption of an identity theft prevention program; and

(8)	the data necessary for the preparation of all filings or reports to be made by OJO to any Governmental Authority, including Form 477 and Form 499 required by the FCC.

Following the Effective Date, D3 shall promptly provide to OJO the CALEA plan filed by D3 with the required U.S. Governmental Authority, and, as they are developed in the future, any revisions or updates to that plan.

b.     Processing of Personal Data.

(i)    Standard.  D3 shall process Personal Data only in accordance with applicable Law and solely under the direction and control of, and pursuant to the instructions of, OJO pursuant to this Agreement, any Statement of Work and any model contracts executed pursuant to Section 10(b)(v).

(ii)   Ownership and Control.   OJO retains all right, title, and interest in and to any Personal Data transferred to D3.  OJO grants D3 a limited, revocable and non-exclusive license to use Personal Data for those purposes necessary for D3 to perform its obligations under this Agreement or any Statement of Work and for no other purpose, and provided that D3 will have no right to create or maintain data which is a derivative of such data.

(iii)  D3 Requirements.  D3 agrees that at any and all times during which it is Processing Personal Data, or otherwise having access to such Personal Data, it will:

(1)
have in place appropriate and commercially reasonable Technical and Organizational Security Measures, including physical, electronic, and procedural safeguards, to protect the Personal Data against unauthorized or unlawful Processing of Personal Data and against a Data Security Breach;

(2)	comply with all applicable privacy and data protection laws to which it is subject;

(3)	not sell, share, or otherwise transfer or disclose any Personal Data to any other party without prior written consent from OJO;

(4)
take all reasonable steps to return, destroy, or arrange for the destruction of, Personal Data at the termination of this Agreement or any applicable Statement of Work or when there is no longer any legitimate business need to retain such Personal Data;

(5)
make the Personal Data available only to its Representatives who have a legitimate D3 business need to access the Personal Data, who are bound by legally enforceable confidentiality obligations, and who have received training in the appropriate Processing of Personal Data; and

(6)	assist and cooperate with OJO with any necessary or appropriate disclosures or other remedial measures as a result of any Data Security Breach.

(iv)  D3 Reporting Obligations.  D3 shall immediately and without unreasonable delay inform OJO, in writing:

(1)
if it cannot comply with any provision of this Section 10(b) or any Statement of Work related to Personal Data.  If this occurs, OJO shall be entitled to suspend the Processing of Personal Data and to terminate any of D3’s further Processing of Personal Data, with D3 to cover OJO’s reasonable cost of obtaining comparable replacement services for those terminated services covered by this Agreement and any Statement of Work;

(2)	of any request for access to any Personal Data received by D3 from any government official (including any data protection agency or law enforcement agency);

(3)	of any Data Security Breach involving Personal Data, including all relevant facts with respect to the Data Security Breach;

(4)	in advance of any disclosure of Personal Data to a third party; and

(5)
of any and all requests, complaints or other communications with respect to the Processing of Personal Data received from any individual whose Personal Data is or may be included among the Personal Data.  D3 understands that it is not authorized to respond to these requests, unless explicitly authorized by OJO, except for the request received from a governmental agency with a subpoena or similar legal document compelling disclosure by D3.

(v)   European Union Compliance.  D3 represents and warrants that (a) the Order Sign-up Portal for the Solution shall only permit Subscribers that provide a service address located in the United States of America to purchase the Services contemplated by the Solution and (b) no Processing of Personal Data by D3 will be subject to any data protection laws of the European Union.

(vi)  Risk Assessment. Upon OJO’s request, D3 will provide reasonable evidence that it has established and maintains Technical and Organizational Security Measures governing the Processing of Personal Data appropriate to the risks represented by the Processing and the nature of the data to be protected.  OJO shall have the right to request from D3, and D3 agrees to provide OJO with, reasonable copies of and information concerning D3’s information security protocols.

(vii) Internal Controls.  Upon the reasonable request of OJO, with respect to each calendar year in which the Solution is provided to OJO, D3 shall provide, from time to time, all internal control and process documentation related to the Solution and, if any internal control and process documentation reasonably satisfactory to OJO is not available, D3 shall promptly create, at D3’s sole cost and expense, such documentation of the internal controls and processes related to the Solution.  D3 shall permit OJO and OJO’s auditors to rely on all of D3’s internal control and process documentation in evaluating, preparing and auditing OJO’s internal controls over financial reporting and OJO’s disclosure controls and procedures.  D3 agrees to use its commercially reasonable efforts to promptly correct any deficiencies or weaknesses identified by OJO in D3’s internal controls and processes.

c.     Data Security.  D3 represents and warrants that it has adequate controls necessary to protect the confidentiality, integrity, and availability of Confidential Information and Personal Data, including the following:

(i)    D3 represents and warrants that its information technology practices conform to and meet PCI DSS standards as defined by major credit card vendors.  D3 will monitor these PCI DSS standards and its information technology practices and D3 will notify OJO within one (1) week, if its practices should not conform to such standards.  D3 will provide a letter of certification to attest to meeting this requirement on an annual basis.

(ii)   D3 certifies, to the extent required by applicable Law, that it will, by the required effective date as specified by applicable Law, have an Identity Theft Prevention Program that complies fully with the US Federal Trade Commission’s Red Flag Rules to adequately protect OJO’s confidential consumer account information, including Personal Data, which may be susceptible to identity theft.

(iii)  D3 also agrees that no Personal Data or OJO Confidential Information at any time will be processed on or transferred to any portable or laptop computing device or any portable storage medium, unless approved by OJO or that such storage medium is in use as part of the D3’s designated backup and recovery processes.

11.   Deliverables.  D3 shall submit to OJO any deliverable, or that portion of any joint deliverable, for which D3 has responsibility in the manner and upon the schedule set forth in the applicable Statement of Work.  Acceptance of deliverables (or, in the case of joint deliverables, any portion thereof) by OJO shall not be unreasonably withheld.  In order to reject a deliverable, OJO shall so notify D3 in writing within seven (7) days of the date of receipt of any such deliverable.  Such notice shall specify in reasonable detail the reasons such deliverable has been rejected.  D3 will use its reasonable commercial efforts to make revisions to such deliverable as soon as reasonably practicable.

12.   Ownership of Subscriber

a.     Service Data.  Any and all data collected in the offering of the Solution (“Service Data”), including customer data and all reports related to the delivery, performance, and usage of the Solution, shall be owned by OJO. Solely for the purpose of performing its obligations under this Agreement or any Statement of Work, D3 may collect, use and access the Service Data during the Term, but shall not acquire any ownership interest therein.  In connection with its use of the Service Data, each Party shall comply with the terms of the current version of the privacy policy applicable to the Solution.  From time to time and as may be reasonably requested by the other Party, each Party shall provide the other with such data and reports as are in its possession, custody or control.

b.     Management of Subscriber Relationship.  OJO will own the Subscriber relationship, which D3 will provide those services in connection therewith on OJO’s behalf that are set forth in this Agreement and any Statement of Work.  The Parties shall cooperate as reasonably required with respect to, among other things, (i) managing all matters relating to Subscriber communications, marketing, service, credit card transactions, names and passwords and (ii) diligent monitoring of Subscriber use of the Solution, including the immediate removal of obscene, pornographic, and illegal materials, and the prohibition of spam.  Unless and only to the extent otherwise set forth in this Agreement or in a Statement of Work, OJO shall be responsible for providing all Subscriber support.

c.     Status of Subscribers.  The Parties acknowledge that the Subscribers are customers of OJO, and not of D3.

d.     Continuity of Service.  Notwithstanding anything to the contrary in this Agreement or any Statement of Work, the following provisions will apply as of the Effective Date:

(i)    Access.  Immediately upon D3 ceasing, or threatening to cease, to provide the Solution to OJO (except following termination or expiration of this Agreement or applicable Statement of Work in accordance with this Agreement or such applicable Statement of Work and following any Transition Period as contemplated by Section 15(a)), D3 shall permit OJO reasonable access to its facilities, whether owned or leased, and to its personnel in order to facilitate the orderly transition of the Subscribers in the manner contemplated by this Agreement or any applicable Statement of Work.  In addition, D3 hereby grants to OJO, to the extent it is legally permitted to do so and at no charge to OJO, the right to use all of the assets whether tangible or intangible and whether owned, licensed or leased by D3, that are reasonably necessary to provide the Solution for the purpose of transitioning any and all of the Subscribers from the Solution to a third party vendor or to OJO, as determined by OJO in its sole discretion, and to provide the Solution to the Subscribers until such time as is reasonably necessary to ensure that all of the Subscribers have been transitioned but in no event longer than the Transition Period.  OJO shall have the right to access such assets immediately upon D3 so ceasing to provide the Solution to OJO.  D3 shall be responsible, at its expense, for taking all commercially reasonable steps required to obtain any consents, licenses, sublicenses or approvals necessary to allow OJO to use such assets to provide the Solution and transition all of the Subscribers as provided herein.  D3 will retain all liability and expenses incidental to ownership of such assets, including depreciation, taxes and insurance expenses.  OJO shall defend, indemnify and hold harmless D3 and its Representatives from and against any Claims and all Liabilities arising from, in connection with, or otherwise with respect to any and all actions taken by OJO pursuant to this Section 12(d)(i) that (a) are not reasonably related to or in connection with transitioning Subscribers to a Replacement Service and (b) are not reasonably related to the standard process and procedures utilized by D3 in operating the Solution or transitioning the Service to a Replacement Service.

(ii)   Subscriber Information. D3 will make Subscriber data files available to OJO via FTP server or other electronic means (as mutually agreed to by the Parties) and will update such data files every calendar day.  Within seven (7) days after the end of each calendar month, D3 shall provide OJO an electronic data file containing the configuration files (such configuration files shall first be made available to OJO following a reasonable time after the Effective Date) and passwords for each CPE used by all Subscribers in connection with the Solution and any other relevant information requested by OJO that would facilitate the transition of Subscribers to a Replacement Service (as such term is defined in Section 15(a)).

(iii)  Bankruptcy.  Notwithstanding anything to the contrary in this Agreement or any Statement of Work, (I) all rights and licenses granted under this Agreement and each Statement of Work (including with respect to the Solution) are intended to be, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code (“Section 365(n)”) licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code; and (II) the Software is, and shall be deemed to be, “embodiment[s]” of “intellectual property.”  All of the rights of OJO under this Agreement and each Statement of Work, including the right to use the Solution, the Source Code and the assets described in Section 12(d)(ii), shall be deemed to exist immediately before the occurrence of any bankruptcy case in which D3 is a debtor.  OJO shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction.  Without limiting the generality of the foregoing, D3 acknowledges that, to the maximum extent permitted by Law, the rights and licenses granted to OJO pursuant to this Agreement or any Statement of Work shall not be affected by the rejection of this Agreement or such Statement of Work in bankruptcy, and shall continue subject to the terms and conditions of this Agreement or such Statement of Work.  In the event that this Agreement or any Statement of Work is rejected or deemed rejected in a bankruptcy proceeding (a “Rejection”), D3 shall provide written notice thereof to OJO.  In the event that OJO makes no specific election under Section 365(n) within 60 days of written notice of such Rejection to either treat this Agreement or such Statement of Work as terminated, or to retain its rights, except as otherwise required by Law, OJO shall be deemed to have made a formal election (1) to retain its rights under Section 365(n)(1)(B), (2) to demand that the trustee in such bankruptcy provide to OJO any intellectual property held by such trustee that is subject to this Agreement or such Statement of Work (including any embodiment of such intellectual property to the extent protected by applicable non-bankruptcy law), and to not interfere with the rights of OJO as provided in this Agreement and such Statement of Work, under Section 365(n)(3)(A) and (3) to the extent any rights of OJO under this Agreement or any Statement of Work are determined by a bankruptcy court not to be “intellectual property rights” for purposes of Section 365(n), all of such rights arising from such Rejection shall remain vested in and fully retained by OJO after any such Rejection.  OJO shall under no circumstances be required to terminate this Agreement or any Statement of Work after a Rejection in order to enjoy or acquire any of its rights under this Agreement or any Statement of Work.  In the event that this Agreement or any Statement of Work is subject to a Rejection and election by OJO to retain its rights under Section 365(n)(l)(B), any continuing payments required by OJO hereunder shall be as set forth in Section 365(n)(2).  In the event that D3 pursuant to the bankruptcy process or a trustee in bankruptcy attempts to assign this Agreement, OJO shall be entitled to prevent such assignment unless it receives adequate assurances of future performance regarding such proposed assignee, which adequate assurances shall include whether the proposed assignee has the equivalent or greater financial, personnel, technical and capital resources at the time of the proposed assignment as those possessed by D3 on the Effective Date.

13.   Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue for a period of five (5) years from the Launch Date unless terminated earlier in accordance with this Agreement.  Following the expiration of the Initial Term (unless the expiration of the Initial Term was due to a termination prior to the date five (5) years after the Launch Date), this Agreement shall automatically renew for successive terms of one (1) year each unless either Party provides the other Party written notice of termination at least 180 days prior to the expiration of the then-current term.  References in this Agreement to the “Term” shall include the Initial Term and any extensions thereof.

14.   Termination.  This Agreement and any Statement of Work may be terminated by either Party as follows:

a.     Termination for Breach.  Either Party may immediately terminate this Agreement at any time in the event of a material breach of this Agreement or any Statement of Work by the other Party (including the failure to pay any amounts due under this Agreement or any Statement of Work within 30 days after written notice thereof); provided that, if the breach is capable of being cured, the breaching Party shall have thirty (30) days following written notice thereof to cure such breach.  If the breach that is capable of being cured is not cured within such 30-day period, such termination shall be effective immediately and automatically upon the expiration of the 30-day period without further notice or action by either Party.

b.     Termination for Material Adverse Changes.

(i)    Termination for Triggering Event.  Either Party may terminate this Agreement immediately following delivery of written notice to the non-terminating Party if a Triggering Event occurs with respect to the non-terminating Party.

(ii)   Termination for a Force Majeure Event.  As contemplated by Section 24(d), the Party receiving notice of a Force Majeure Event may terminate this Agreement or any Statement of Work that is affected by the Force Majeure Event in whole or in part if the delay caused by the Force Majeure Event is not cured within thirty (30) days of receipt of such notice.

(iii)  Termination for Convenience.  Either Party may terminate this Agreement for convenience upon delivery of one hundred eighty (180) days prior written notice delivered to the other Party.

c.    No Extension of the Term.  Except as set forth in Section 13 above, no promise or expressed intention to renew or extend the Term for any particular period shall be binding upon either Party unless stated in a written document signed by each Party.

15.   Effect of Termination.

a.     Transition.  Notice of termination or expiration by either Party pursuant to Sections 13 or 14 will commence a period (the “Transition Period”) during which the Parties will cooperate in transitioning all Subscribers to replacement services provided by OJO or OJO’s designee (the “Replacement Service”).  During the Transition Period, D3 will promptly create a configuration file for each model of CPE then in use by Subscribers, which configuration file will direct such CPE to the Replacement Service and grant the Replacement Service full access to and control over such CPE, and will deploy such configuration files remotely to Subscribers over the course of the Transition Period in accordance with the schedule established by the Parties.  During the Transition Period OJO will promptly arrange for a Replacement Service, arrange to port Subscriber phone numbers to the Replacement Service and otherwise transition the Subscribers to the Replacement Service.  The Transition Period shall continue until the earlier of the date on which all Subscribers have been removed from the applicable Solution and the date six (6) months following the notice of termination.  This Agreement, including OJO’s obligation to pay fees and charges pursuant to this Agreement, will remain in effect throughout the Transition Period.  Notwithstanding anything in this Agreement to the contrary, if termination is by D3 under Section 14(a) all services required to transition Subscribers to the Replacement Services shall be deemed “professional services” and OJO shall be responsible for fees for any such professional services in accordance with the rates set forth in the Pricing Schedule attached hereto and any Statements of Work.

b.     Liabilities.  Neither the expiration nor termination of this Agreement shall excuse either Party from any Liabilities incurred prior to the effective date of such expiration or termination, and all such Liabilities shall be due and payable in the manner and within the time periods established by this Agreement.

c.     End of Term.  Upon the expiration or termination of this Agreement and following any Transition Period or as otherwise contemplated by Section 12(d), all licenses granted hereunder will automatically terminate and deltathree will discontinue the provision of Services.

d.     Survival of Obligations. Obligations and rights in connection with this Agreement or any Statement of Work, which by their nature would continue beyond the termination or expiration of this Agreement (including those in Sections 10 (Legal and Regulatory Compliance), 12 (Ownership of Subscriber), 14 (Termination), 15 (Effect of Termination), 16 (Representations and Warranties), 17 (Taxes and Applicable Fees), 18 (Licenses Regarding Intellectual Property), 19 (Indemnification), 20 (Publicity), 22 (Records and Audits), 23 (Confidentiality), 24 (No Warranties), 26 (General)) will survive the termination or expiration of this Agreement.

16.   Representations and Warranties.

a.     Each Party represents and warrants to the other Party that:

(i)    it is validly existing and in good standing under the Laws of the jurisdiction of its incorporation;

(ii)   it has the full right, power and authority to execute, deliver and perform its obligations under this Agreement and all Statements of Work;

(iii)  its execution of, and performance under, this Agreement and any Statement of Work does not and will not (1) violate any applicable Law or (2) violate or cause a conflict with or default under any other contract or agreement to which it is subject;

(iv)  when executed and delivered by it and by the other Party, this Agreement and each Statement of Work will constitute the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy and other Laws that affect the rights of creditors generally;

(v)   it has obtained, or will obtain, all necessary consents and approvals required from any entity, including any Governmental Authority with respect to the entering into this Agreement and all Statements of Work;

(vi)  to the best of its knowledge, there are no third party Claims that will prevent it from fulfilling its obligations under this Agreement or any Statement of Work; and

(vii) (1) it will not directly or indirectly use any Confidential Information of the other Party to engage in or facilitate the trading of any securities, in either case, in violation of any prevailing laws and regulations in any applicable jurisdiction and (2) it is aware that applicable securities laws prohibit any person who has material, non-public information concerning the other Party or its Representatives from purchasing or selling any securities of the other Party or its Representatives, or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

b.     D3 represents and warrants to OJO that

(i)    the Solution and any other services provided hereunder (i) will be performed in a professional manner and with corresponding diligence, expertise and skill and, subject to the quality and reliability of the Subscriber’s underlying Internet service, in accordance with then-current consumer VoIP service provider industry standards, (ii) will conform with this Agreement, the SLA, any applicable Statement of Work and with all Documentation, and (iii) will comply with all applicable Laws, including relating to the collection and use of personally identifiable information, export control, privacy, and marketing to children less than 13 years of age;

(ii)   no gratuities have been or will be offered or given by D3 or, to D3’s knowledge, any of D3’s Representatives to OJO or any of its Representatives, or, to the extent violative of any applicable Law, including the U.S. Foreign Corrupt Practices Act, to any representative of any government or political party, for the purpose of securing favorable treatment with respect to the awarding, performance or amendment of any contract or agreement;

(iii)  D3 owns, or is a licensee with the right to sublicense, all of the Intellectual Property rights necessary to make available to OJO the Solution in accordance with the terms of this Agreement and each Statement of Work; and

(iv)  the Solution does not and will not infringe any third party Intellectual Property rights anywhere in the world.

c.     OJO represents and warrants to D3 that all of its membership interests are directly owned by WorldGate Communications, Inc.

d.     The warranties under Sections 16(a) and 16(b) will survive any acceptance or payment by OJO and shall survive the Term indefinitely.

17.   Taxes and Applicable Fees.

a.     The prices and expenses set forth in this Agreement and any Statement of Work do not include any taxes, fees, levies, imposts, duties, charges or withholdings of any nature (collectively, “Taxes”) imposed on D3 by any Governmental Authority or third party in connection with D3 providing the Services to OJO.  D3 shall be responsible for the calculating, collecting and remitting to the applicable Governmental Authorities of all Taxes required by the applicable Governmental Authorities in connection with D3’s offering of the Solution to OJO (which does not include Taxes with respect to OJO’s offering of the Solution to OJO’s Subscribers).  Subject to D3’s performance of its obligations under this Agreement, OJO shall be responsible for the calculating, collecting and remitting to the applicable Governmental Authorities of all Taxes required by the applicable Governmental Authorities in connection with OJO’s offering of the Solution to its Subscribers, including but not limited to the calculating, collecting and remitting of any and all applicable Universal Service Fund (including Telecommunications Relay Services) and E-911 service fees

b.     All payments required to be made by OJO to D3 under this Agreement shall be made by OJO without any deduction or withholding for or on account of any Taxes of any nature imposed by any Governmental Authority on any payment due hereunder, including withholding or property taxes.

c.     If either Party is audited by a Governmental Authority, the other Party agrees to reasonably cooperate with the Party being audited, at the audited Party’s reasonable expense, in order to respond to any audit inquiries in an appropriate and timely manner, so that the audit and any resulting controversy may be resolved expeditiously.

18.   Licenses Regarding Intellectual Property.

a.     Except as expressly provided in this Agreement (including the license to use the Marks as granted herein) or any Statement of Work, no licenses, expressed or implied, under any Intellectual Property are granted by either Party to the other Party under this Agreement or any Statement of Work and nothing contained herein or therein shall be construed as conferring to either Party by implication, estoppel, or otherwise, any ownership, title, right, or other interest in any Intellectual Property of the other Party.

b.     License to Confidential Information.  Each Party hereby grants to the other Party a non-exclusive, non-transferable, worldwide, royalty free, fully paid-up license during the Term to use, copy and modify the Confidential Information delivered by such Party to the other Party provided such use, copying or modification is solely for purposes of such Party complying with its obligations under this Agreement and any Statement of Work.

c.     License to Marks.  Each Party hereby grants to the other Party a non-exclusive, non-transferable, non-sublicensable, worldwide, royalty free, fully paid-up license to use the granting Party’s Marks as is reasonably necessary to perform its obligations under this Agreement or any Statement of Work. Prior to any use of the other Party’s Marks, each Party shall submit a sample of such proposed use to the other Party’s designated representative for its prior written approval, and the submitting Party shall not use the other Party’s Marks without such prior written approval.  Each Party will comply with the other Party’s instructions as to the form or use of the other Party’s Marks and will avoid any action that diminishes the value of such Marks, including modifying, altering or obfuscating the other Party’s Marks.  A Party’s unauthorized use of the other Party’s Marks is strictly prohibited.  Each Party may update or change its Marks usable by the other Party hereunder at any time by written notice.  From time to time during the Term, OJO may advertise the availability of the Solution purchased from D3.  Solely in connection therewith, D3 grants OJO a nonexclusive, fully-paid, worldwide, royalty-free license to use D3’s Marks in such advertising, provided that OJO displays the symbol “™” adjacent to each unregistered Trademark and “®” adjacent to each registered Trademark (as shall be indicated by D3 to OJO upon request by OJO).  Notwithstanding anything to the contrary in this Agreement or any Statement of Work, OJO shall not be required to retain D3’s Marks on any Documentation or promotional literature relating thereto.

d.     Ownership of Marks.  Each Party agrees that it will not dispute the other Party's title to its own Marks.  Each Party agrees that it will not register or attempt to register any of the other Party’s Marks or any Marks that the other Party reasonably deems to be confusingly similar to any of its Marks.

e.     Ownership of Intellectual Property.

(i)    The Parties agree that ownership of Intellectual Property developed by OJO will be owned by OJO (“OJO Property”).  To the extent the results of D3’s performance pursuant to the terms of this Agreement, any Statement of Work or otherwise may constitute “work made for hire” for OJO under the United States Copyright Revision Act of 1976, then such work shall be considered “work made for hire” by the Parties.  To the extent that any OJO Property is not the property of OJO by operation of Law, D3 irrevocably assigns transfers and conveys to OJO, without further consideration, all of its right, title and interest (including all right, title and interest to Intellectual Property) in and to such OJO Property.  In addition, D3 will execute any necessary documents and will take such other actions and otherwise assist OJO, as reasonably requested, to perfect OJO’s ownership of the OJO Property.  D3 shall ensure that all of its Representatives, involved with the creation of OJO Property execute an assignment in favor of D3 assigning any and all right, title and interest, including any right, title and interest to Intellectual Property, that they may have in any OJO Property.  D3 appoints OJO its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for D3 and in D3’s name, place, and stead, in any and all capacities, to sign any and all documents and certificates to perfect OJO’s ownership of the OJO Property, granting unto said attorney-in-fact and agent, or its substitute, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as it might or could do in person, ratifying and confirming all that said attorneys-in-fact and agent, or its substitute, may lawfully do or cause to be done by virtue of this Agreement or any Statement of Work.

(ii)   Any Intellectual Property jointly developed under this Agreement or any Statement of Work shall be jointly owned by the Parties (“Joint Intellectual Property”).  Notwithstanding anything to the contrary in this Agreement or any Statement of Work, during the Term and following the expiration or termination of this Agreement, neither Party shall be permitted to make any Claim for Liability related to the use by the other Party or otherwise attempt to restrict the use by the other Party of any Joint Intellectual Property or any Intellectual Property developed by D3 under this Agreement or any Statement of Work.

f.     License to Use OJO Property.  OJO grants to D3 a worldwide, non-exclusive, non-assignable, non-sublicensable, non-transferrable, royalty-free license during the Term to use the OJO Property for the sole purpose of providing the Solution to OJO under this Agreement and any Statement of Work.  D3 agrees that all OJO Property shall (a) be used only in providing services to OJO and Subscribers; (b) be kept free of Encumbrances; and (c) not be modified in any manner by D3 without prior written permission from OJO.  The OJO Property is the Confidential Information of OJO.  D3 will maintain accurate records of the receipt and location of all OJO Property.

19.   Indemnification.

a.     Each Party shall defend, indemnify and hold harmless the other Party and its Representatives from and against any Claims and all Liabilities arising from, in connection with, or otherwise with respect to (i) the bad faith, gross negligence, fraud or willful acts or omissions of the indemnifying Party or its Representatives; (ii) any inaccuracy or breach of any representation or warranty made by the indemnifying Party in this Agreement or any Statement of Work; or (iii) any breach by the indemnifying Party of any covenant or agreement contained in this Agreement or any Statement of Work.

b.     D3 agrees to defend, indemnify and hold OJO and its Representatives harmless from and against any Claim and all Liabilities arising from, in connection with, or otherwise with respect to any (i) violation or infringement of any Intellectual Property or contract right of a third party; (ii) tort or product liability related to the Solution; or (iii) Data Security Breach involving Personal Data while such Personal Data is in the possession, custody or control of D3.  Notwithstanding the foregoing, D3 shall not be obligated or liable to defend, indemnify or hold OJO harmless and shall not be responsible for any Liabilities related thereto under this paragraph to the extent that any such Claim arises from (A) OJO’s or a third party’s modification of the Solution without the consent of D3; (B) combination of the Solution with services, products, processes or materials not furnished, specified or approved by D3 or (C) D3’s use of or adherence to specifications or instructions furnished in writing to D3 by OJO.  In the event of any circumstances described in the preceding sentence, OJO shall defend, indemnify and hold D3 and its Representatives harmless from and against any Claim and all Liabilities arising from, in connection with, or otherwise with respect thereto.  In the event any part of the Solution is held (including pursuant to a settlement) to infringe any Intellectual Property right of a third party and the exercise of any license or right provided pursuant to this Agreement or any Statement of Work is enjoined, D3 shall promptly, at its own expense, but without limiting the scope and requirements of this indemnification (y) procure for OJO and the Subscribers the right to continue to exercise such licenses and other rights granted or made available to it pursuant to this Agreement or any Statement of Work, or (z) modify or replace the Solution without a material degradation in performance or functionality to make them non-violative and non-infringing.  D3 shall not settle or compromise any third party Claim subject to indemnification under this Agreement or any Statement of Work or consent to the entry of any judgment with respect thereto (i) as to any non-monetary Liabilities, restrictions or limitations on OJO’s business or operations, without an unconditional release of all Liability, restrictions or limitations of OJO, each Subscriber and its and their Representatives to each claimant or plaintiff and (ii) as to any monetary Liabilities, without D3 providing prior written notice to OJO that it is responsible for and shall pay all of such monetary Liabilities.

c.     Any and all indemnified Liabilities based on a third-party Claim shall bear interest from the date of entry of judgment of such Liability until paid at an interest rate of one and one-half percent (1.5%) per month (or the pro-rata portion thereof) or the maximum rate permitted by Law, whichever is less.  Any and all indemnified Liabilities based on a non-third-party Claim shall bear interest from the date the indemnified Party notifies the indemnifying Party of the Claim until paid at an interest rate of one and one-half percent (1.5%) per month (or the pro-rata portion thereof) or the maximum rate permitted by Law, whichever is less.

d.     The indemnified Party shall promptly notify the indemnifying Party in writing of any Claim for which the indemnifying Party is responsible under this Section 19; provided that, the failure or delay in notifying the indemnifying Party of such Claim will not relieve the indemnifying Party of any Liability it may have to the indemnified Party, except and only to the extent that such failure or delay causes prejudice to the indemnifying Party with respect to such Claim.

e.     The indemnifying Party may assume, at its sole expense, the sole defense of the Claim through counsel selected by the indemnifying Party and shall keep the indemnified Party fully informed as to the progress of such defense.  If the indemnifying Party does not assume the defense of a Claim within five (5) business days of notice thereof, the indemnified Party shall have the right to assume the defense with counsel of its choice at the expense of the indemnifying Party.  If the indemnifying Party assumes the defense in accordance herewith, (i) the indemnifying Party shall be conclusively deemed to have acknowledged that the Claim is within the scope of its indemnity obligation under this Agreement; and (ii) the indemnifying Party shall conduct the defense actively and diligently and provide copies of all correspondence and related documentation in connection with the defense to the indemnified Party.

f.      Upon reasonable request of the indemnifying Party and at the indemnifying Party’s expense, the indemnified Party shall cooperate in the defense of the claim.  At its option and expense, the indemnified Party may retain or use separate counsel to represent it; provided that, the indemnifying Party shall maintain control of the defense.

g.     Notwithstanding anything to the contrary in this Agreement, the indemnifying Party will not be entitled to assume the defense of any Claim and the indemnified Party shall be free to conduct the defense of any Claim at the sole reasonable cost and expense of the indemnifying Party if (i) such Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief; (ii) such Claim relates to or arises in connection with any criminal action, indictment or allegation; (iii) counsel for the indemnified Party reasonably determines that there is a conflict between the positions of the indemnifying Party and the indemnified Party in conducting the defense of such Claim or that there are legal defenses available to such indemnified Party different from or in addition to those available to the indemnifying Party; (iv) such Claim involves a supplier of the indemnified Party or involves a customer of the indemnified Party, other than a Claim that is solely with respect to an indemnification claim made by such customer against the indemnified Party; (v) in the reasonable discretion of the indemnified Party and upon fifteen (15) days prior written notice to the indemnifying Party, the indemnifying Party has failed or is failing to vigorously prosecute or defend such Claim; or (vi) the indemnified Party fails to provide reasonable assurance to the indemnifying Party of its financial capacity to prosecute the defense or pay the maximum foreseeable damages, in each case as mutually agreed to by the indemnified Party and the indemnifying Party, each in their reasonable discretion; provided, however, that the indemnifying Party shall have no indemnification obligations hereunder with respect to any monetary settlement effected by the indemnified Party without the prior written consent of the indemnifying Party, which shall not be unreasonably withheld or delayed.

20.   Limitation of Liability.

a.     Neither Party will be liable for indirect, consequential, incidental, special or punitive damages, or for loss of revenue or profit in connection with the performance or failure to perform this Agreement, regardless of whether such Liability arises from breach of contract, tort or any other theory, and all such damages are hereby expressly disclaimed.

b.     Except as specifically provided herein or due to a Party’s fraud, gross negligence or willful misconduct, the aggregate Liability of a Party to the other Party for all claims arising out of its indemnification obligations or otherwise in connection with this Agreement, regardless of whether such liability arises from breach of contract, tort or any other theory, shall not exceed the total amounts paid by OJO to D3 under this Agreement in respect of the six (6) month period immediately preceding the date of an event giving rise to Liability, except that a Party’s Liability shall be unlimited with respect to its indemnification obligation arising under Section 19 above.

c.     The limitations in this Section 20 apply even if the other Party has been advised of the possibility of such damages and notwithstanding the failure of the essential purpose of any limited remedy.  Notwithstanding anything to the contrary in this Agreement or any Statement of Work, the limitations in this Section 20 shall not apply with respect to the failure of D3 or its subsidiaries to comply with all applicable Laws.

d.    OJO acknowledges that the E-911 services (i) are not being provided by D3 hereunder and (ii) may not be available in all geographical markets.  The Parties acknowledge and agree that D3 shall have no liability to OJO or any Subscribers or its or their Representatives or any third party in the event of: (i) any Subscriber attempting an E-911 call from a location different from the primary service address provided to OJO, including the relocation of the Subscriber’s D3 Certified CPE or terminal adapter without such Subscriber providing a new service address; (ii) outage, degradation or other disruption of power at such Subscriber’s location; (iii) outage, degradation or other disruption of such Subscriber’s broadband Internet connection; (iv) any other outage degradation or other disruption of power as a result of a Force Majeure event; and/or (v) such Subscriber’s failure or delay in maintaining and updating its subscriber information as needed to offer the E-911 Service or providing an incorrect or invalid service address location.

e.     Other than with respect to its indemnification obligation arising under Section 19 above, no Claim by either Party hereto for damages with respect to this Agreement may be made more than two (2) years after the date that the event giving rise to such claim is known or reasonably should have been known to have occurred.

21.   Publicity.  Promptly following the execution of this Agreement by both Parties, the Parties shall issue a joint press release mutually agreed to by the Parties.  Each of the Parties shall have the right to file any and all reports or other filings such Party reasonably believes are required or advisable under the U.S. federal securities laws (including Current Reports on Form 8-K) and applicable state and other governing securities laws.

22.   Records and Audits. D3 agrees that it will:

a.     Maintain complete and accurate records related to the Solution (the “Records”), including records of all amounts billed and billable to and payments made by OJO and Subscribers in accordance with generally accepted accounting principles in the United States, uniformly and consistently applied in a format that will permit audit;

b.     Provide or make available the Records (in electronic or other formats agreed to by the Parties) to OJO for each month that the Solution is provided by D3 to OJO prior to the seventh (7th) day following the end of such month;

c.     Retain the Records and reasonable billing detail for a period of at least six (6) years;

d.     Permit OJO upon reasonable prior written notice to D3, to audit during normal business hours the amounts invoiced to OJO relating to the Solution, such audit to occur no more frequently than two times per fiscal year (provided that D3 shall have the right to exclude from such inspection any information that is confidential or proprietary to a third party); and

e.     Report minute usage and other relevant information, which shall be provided by D3 to OJO, as more particularly described in the applicable Statement of Work.

23.   Confidentiality.

a.     Use of Confidential Information.

(i)    Any Confidential Information provided to the Recipient hereunder will be used by such Party and its Representatives solely for the purpose of complying with its obligations under this Agreement and any Statement of Work and shall not be used by such Party for any other purpose, including, without limitation, use in any way detrimental to the other Party. The Recipient shall maintain the strict confidentiality of any Confidential Information provided to it or any of its Representatives by the other Party or any of its Representatives and shall not disclose any part of it to any other person; provided that (i) it may disclose any such Confidential Information or portions thereof to its Representatives subject at all times to Section 23(b), and (ii) it may disclose any such Confidential Information in accordance with Section 23(c).  The Recipient shall treat the Confidential Information with the same degree of care as it would its own, but in no event with less than reasonable care.

(ii)   The Provider shall retain the entire right, interest and title to its Confidential Information.  Unless and only to the extent otherwise set forth in this Agreement or in a Statement of Work, no license under any Intellectual Property is hereby granted or implied by the provision of Confidential Information to the Recipient.  Unless and only to the extent otherwise set forth in this Agreement or in a Statement of Work, the Recipient shall not alter or obliterate any Mark of the Provider on any copy of the Confidential Information, and shall reproduce any such mark or notice on all copies of the Confidential Information.  In the event product samples are furnished hereunder, such samples shall only be used as reasonably required in accordance with this Agreement, and the Recipient shall not de-compile, disassemble or otherwise attempt to reverse engineer the samples.

b.     Representatives.  Each Party may disclose Confidential Information to those of its Representatives who have a reasonable need to know such information in order to assist the Recipient in complying with its obligations under this Agreement and any Statement of Work; provided that, prior to any such disclosure, (a) the Recipient informs any such Representative of the confidentiality terms of this Agreement and (b) such Representative agrees to preserve the confidentiality of the Confidential Information.  Each Party shall take all such actions as will ensure that its Representatives comply with the terms of the confidentiality terms of this Agreement.  Each Party will be responsible for any breach of the confidentiality terms of this Agreement by any of its Representatives.

c.     Subpoenas, etc.  If the Recipient or, to Recipient’s knowledge, any of its Representatives becomes required by law or applicable legal process to disclose any Confidential Information furnished by the Provider, the Recipient shall provide the Provider with prompt prior written notice of such requirement and the terms of and circumstances surrounding such requirement so that such Provider may seek an appropriate protective order or other remedy, or waive compliance with the confidentiality terms of this Agreement, and the Recipient shall provide such cooperation with respect to obtaining a protective order or other remedy as the Provider shall reasonably request.  If, in the absence of protective order or other remedy or the receipt of a waiver by the Provider, the Recipient or any of its Representatives are nonetheless, in the written opinion of its counsel, reasonably acceptable to the Provider, legally compelled to disclose Confidential Information to any Governmental Authority or else stand liable for contempt or suffer other censure or penalty, the Recipient or its Representatives may, without liability hereunder, disclose to such Governmental Authority only that portion of the Confidential Information which such counsel advises the Recipient is legally required to be disclosed; provided that the Recipient exercises, at Provider’s sole cost and expense, its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information by such Governmental Authority.

d.     Customer Proprietary Network Information. D3 shall provide to OJO the necessary services and, as reasonably requested and specified by OJO, certifications, documentation, information, data, reporting or tools to enable OJO to automatically provide the notifications required to comply with all applicable Law (including 47 U.S.C. § 222 and 47 C.F.R. §§ 64.2001 et seq.) regarding the protection of the customer proprietary network information of the Subscribers (the “CPNI”, as such term is defined in 42 U.S.C. § 222(h)).  Other than as provided in the prior sentence, each of the Parties shall comply with all applicable Laws (including 47 U.S.C. § 222 and 47 C.F.R. §§ 64.2001 et seq.) regarding the protection of CPNI. Without limiting the foregoing, in no event may D3 use, distribute or access the Subscribers’ CPNI except as required by D3 to perform its obligations hereunder.

e.     Termination of this Agreement.  In the event of a termination or expiration of this Agreement and subject to the other provisions of this Agreement and any Statement of Work, the Recipient shall immediately following the Transition Period (i) cease using the Confidential Information, (ii) return to the Provider any equipment or Confidential Information furnished by the Provider or any of its Representatives and (iii) destroy any and all copies of such Confidential Information and any and all notes, analyses, compilations, studies or other documents prepared by the Recipient or any of its Representatives containing or reflecting any Confidential Information.  Any destruction required pursuant to this Section 23(d) shall, upon request of the Provider, be certified in writing to the Provider by an authorized officer supervising such destruction.  Notwithstanding the return or destruction of the Confidential Information, each Party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

f.      Non-Disclosure.  Without the prior written consent of the other Party, each Party will not, and will cause its Representatives not to, disclose to any person any information regarding this Agreement, any Statement of Work, the transactions contemplated by this Agreement or any Statement of Work, or that any Party has requested or received Confidential Information from the other Party; provided that either Party may make such disclosure if required by applicable Law, accounting rule or the rules of any securities exchange or market, in which case in such Party shall use its reasonable efforts to consult with the other Party to agree on the timing and text of such release or announcement. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, the media and any corporation, partnership, group, individual or other entity.

g.      Remedies.  Each Party acknowledges that money damages are an inadequate remedy for breach of the confidentiality provisions of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that any of the confidentiality provisions of this Agreement is breached.  Therefore, each Party shall be entitled to equitable relief, including an injunction and specific performance, in the event of any breach of the provisions of the confidentiality provisions of this Agreement by the other Party or any of its Representatives, in addition to all other remedies available to such Party under this Agreement or any Statement of Work, at law or in equity.

24.   No Warranties. THE REPRESENTATIONS AND WARRANTIES OF EACH PARTY SET FORTH IN THIS AGREEMENT AND ANY STATEMENT OF WORK ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES PROVIDED TO THE OTHER PARTY UNDER THIS AGREEMENT AND THE STATEMENTS OF WORK.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY STATEMENT OF WORK, EACH PARTY HEREBY DISCLAIMS AND EXPRESSLY EXCLUDES ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

25.   No Solicitation. During the Term and for a period of twelve (12) months thereafter, neither Party will, directly or indirectly, (a) solicit to employ or hire any employee of the other party or (b) divert, entice, knowingly call upon, sell, solicit, take away or move any person or entity that is a customer, agent or representative of OJO, in each case without the prior written consent of the other Party.  The term “solicit to employ” shall not be deemed to include generalized searches or hiring by either Party for employees through media advertisements, employment firms or otherwise.  The Parties acknowledge that the restrictions contained in this Section 25 are reasonable and necessary to protect the legitimate interests of the Parties and constitute a material inducement to the Parties to enter into this Agreement and consummate the transactions contemplated by this Agreement.  The Parties acknowledge that any violation of this Section 25 will result in irreparable injury to the non-breaching Party and agree that the non-breaching Party shall be entitled to injunctive relief, without the necessity of proving actual damages, which rights shall be cumulative and in addition to any other rights or remedies to which the non-breaching Party may be entitled.  Without limiting the generality of the foregoing, the restricted period shall be extended against the breaching Party for an additional period equal to any period during which the breaching Party is in breach of its obligations under this Section 25.

26.  General.

a.     Notices.  All notices to either Party required or permitted hereunder shall be in writing and shall be sent to the mailing address, email address or facsimile number set forth for such Party as follows:

(i)           If to OJO, to:
3190 Tremont Avenue
Trevose, Pennsylvania 19053
Attn: Lori T. Sofianek
e-mail: lsofianek@wgate.com
Fax:      (215) 354-1049

With a copy (which shall not constitute notice) to:

General Counsel
e-mail: cvitale@wgate.com
Fax:      (215) 354-1049

(ii)          If to D3, to:
Jerusalem Technology Park – Bldg. #9
P.O. Box 48265, Jerusalem 91481, Israel
Attn:     Effi Baruch
e-mail:  effi.baruch@deltathree.com
Fax:      011.972.2.649.1200

With a copy (which shall not constitute notice) to:

General Counsel
e-mail:  peter.friedman@deltathree.com
Fax :     011.972.2.649.1200

Any such notice shall be deemed effectively given (i) upon personal delivery to the Party to be notified; (ii) when sent by confirmed e-mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery with written verification of receipt.

b.     Independent Contractors. This is an agreement between separate legal entities and neither Party shall be deemed to be the agent or employee of the other Party for any purpose whatsoever.  The Parties do not intend to create a partnership or joint venture between themselves pursuant to this Agreement or any Statement of Work.  Neither Party shall have the right to bind the other to any agreement with any third party or to create or incur any obligation or liability on behalf of the other Party.

c.     No Third Party Beneficiaries. The Parties intend that this Agreement or any Statement of Work shall not benefit or create any right or cause of action in, or on behalf of, any person or entity, other than the Parties to this Agreement and no person or entity, other than the Parties to this Agreement, shall be entitled to rely on the provisions of this Agreement or any Statement of Work in any action, suit, proceeding, hearing or other forum.

d.     Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement during any period in which such performance is delayed or rendered impracticable or impossible due to circumstances beyond its reasonable control, including strikes, lockouts, labor disputes or shortages, threat of imminent war or other acts of war, threats of imminent terror or acts of terror, acts or failures to act of any governmental or regulatory body, Laws superimposed after the fact, power failures, utility curtailments, shortages of equipment or supplies, unavailability of transportation, fires, explosions, floods, accidents, earthquakes or other natural or man-made disasters, civil disturbances, acts or omissions of third parties or any other cause beyond either Party’s reasonable control (each, a “Force Majeure Event”); provided that the Party experiencing the delay promptly notifies the other of the delay.  Dates or times by which a Party is required to perform its duties under this Agreement or a Statement of Work shall be reasonably extended to the extent that such Party is prevented from performing as a result of any such Force Majeure Event, provided, however, that the Party receiving notice of the Force Majeure Event may terminate this Agreement or any Statement of Work that is affected by the Force Majeure Event in whole or in part if the delay caused by the Force Majeure Event is not cured within thirty (30) days of receipt of such notice.

e.     Assignment; Binding Effect. Neither Party may assign, delegate, subcontract or otherwise transfer its rights or obligations under this Agreement or any Statement of Work, except with the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that either Party shall have the right to assign this Agreement or any Statement of Work to any of its Affiliates or a successor entity, without obtaining the prior written consent of the other Party. Any attempted assignment or transfer in violation of this paragraph shall be void.  This Agreement and any Statement of Work shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

f.      Construction and Interpretation.

(i)           The language of this Agreement and any Statement of Work shall in all cases be construed simply, as a whole and in accordance with its fair meaning and not strictly for or against any Party.  The Parties agree that this Agreement and any Statement of Work has been prepared jointly and has been the subject of arm’s length and careful negotiation.  Each Party has been given the opportunity to independently review this Agreement with legal counsel and other consultants, and each Party has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions.

(ii)           Article, Section and paragraph headings contained in this Agreement and any Statement of Work are for reference purposes only and shall not affect the meaning or interpretation of this Agreement or any Statement of Work.  References to specific Articles, Sections and paragraphs shall be deemed to be references to Articles, Sections and paragraphs of the Agreement or Statement of Work in which they appear.  Unless the context requires otherwise, in the Agreement and each Statement of Work, (a) “include” (and any of its derivative forms) means “includes, but is not limited to”, (b) “may” means has the right, but not the obligation to do something and “may not” means does not have the right to do something, (c) “will” and “shall” are expressions of command and not merely expressions of future intent or expectation, (d) “written” or “in writing” is used for emphasis in certain circumstances, but that will not derogate from the general application of the notice requirements set forth in Section 26(a) in those and other circumstances, (e) singular use of words shall include the plural and vice versa, (f) use of a specific gender imports the other gender(s); (g) all monies payable or to be paid are expressed in United States dollars; and (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted.  All obligations and rights of the Parties are subject to modification as the Parties may specifically provide in a Statement of Work.  “Services”, “Solution” and “Software” shall be treated as “goods” for purposes of applying the provisions of the Uniform Commercial Code.

g.     Governing Law; Venue. The Agreement and any Statement of Work shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of Laws provisions thereof.  The Parties consent to the exclusive jurisdiction of any federal or state court located within the City of New York, New York and that all Claims related to the subject matter hereof may be heard and determined in such courts.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any Statement of Work, in any federal or state court located within the City of New York, New York and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

h.     Entire Agreement; Amendments. This Agreement and all Statements of Work, including all exhibits, appendices and other documents attached to or referenced herein or therein, constitutes the entire understanding of the Parties and supersedes all prior agreements, understandings and undertakings, whether written or oral, between the Parties with respect to the subject matter hereof.  This Agreement and any Statement of Work may be amended or modified only through a subsequent written instrument signed by the Parties.

i.      Waiver.  Neither the failure of either Party to insist at any time upon strict compliance with this Agreement or any Statement of Work or any of their respective terms nor any continued course of such conduct on the part of such Party shall constitute or be considered a waiver by such Party of any of its rights or privileges under this Agreement or any Statement of Work.  No prior waiver by a Party of any right shall constitute a future waiver by such Party of such right or any other obligation of the other Party contained herein.

j.      Severability. To the extent that any provision of this Agreement is found to be invalid, illegal or unenforceable, the Parties will negotiate in good faith to substitute for such provision, to the extent possible, a new provision that most nearly effects the original intent in entering into this Agreement or any Statement of Work or to provide equitable adjustment in the event no such provision can be added.  The other provisions of this Agreement and any Statement of Work will remain in full force and effect.  The illegality, invalidity or unenforceability of any provision of this Agreement or any Statement of Work shall not affect the legality, validity or enforceability of any other provision of this Agreement or any Statement of Work.

k.     Translation. This Agreement and all Statements of Work, including all exhibits, appendices and other documents attached to or referenced herein or therein, along with any amendments hereto or thereto, are drafted in the English language.

l.      Non-Exclusive. Nothing in this Agreement or any Statement of Work will be deemed to restrict (i) OJO’s right to provide the Services internally or purchase the Services from third parties or enter into a similar agreement with any third party or (ii) D3’s right to provide the Services to third parties or enter into a similar agreement with any third party.

m.    Counterparts.  This Agreement and any Statement of Work may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement and all Statements of Work, including all exhibits, appendices and other documents attached to or referenced herein or therein, along with any amendments hereto or thereto, to the extent signed and delivered by means of email, a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

DELTATHREE, INC.

By:	/s/ Effi Baruch
Name: Effi Baruch
Title: Chief Executive Officer

OJO SERVICE LLC

By: WorldGate Communications, Inc., its sole member

	By:	/s/ George E. Daddis
Name: George E. Daddis
Title: Chief Executive Officer and President